Exhibit (d)(5)(ii)

VAN ECK FUNDS

MULTI-MANAGER ALTERNATIVES FUND

Schedule Identifying Details of Sub-Advisory Contracts:

PARTY	DATE SIGNED AGREEMENT

Clutterbuck Capital Management LLC	March 27, 2009

Columbus Circle Investors	March 20, 2009

Dix Hills Partners, LLC	March 20, 2009

Explorer Alternative Management, LLC	March 17, 2009

Lazard Asset Management LLC	March 23, 2009

Martingale Asset Management, L.P.	March 19, 2009

PanAgora Asset Management, Inc.	March 20, 2009

Tetra Capital Management, LLC	March 25, 2009